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                                                                       EXHIBIT 2

                 SECURITIES PURCHASE AND SUBSCRIPTION AGREEMENT

                                between and among

                                   GSIG, LLC,
                                   GSWG, LLC,
                            SPENCER REED GROUP, INC.,
                                 JAMES A. BROWN,
                         CALOYERAS 1982 REVOCABLE TRUST,
                          CALOYERAS FAMILY PARTNERSHIP,
                                WAYNE A. ABRAMS,
                                 JOE G. ABRAMS,
                                  TOROTEL INC.,
                            GOVERNANCE SOLUTIONS, LLC
                                       AND
                             APEX INNOVATIONS, INC.

                           Dated as of March 29, 2002

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     TABLE OF CONTENTS

                                                                                       Page
ARTICLE 1 DEFINITIONS.....................................................................2
     1.1   CERTAIN DEFINITIONS............................................................2
     1.2   CROSS-REFERENCED DEFINITIONS...................................................3
     1.3   RULES OF CONSTRUCTION..........................................................4

ARTICLE 2 INCORPORATION...................................................................5
     2.1   THE INCORPORATOR...............................................................5

ARTICLE 3 SUBSCRIPTION OF SECURITIES......................................................5
     3.1   GSIG CONSIDERATION.............................................................5
     3.2   GSWG CONSIDERATION.............................................................5
     3.3   SRG CONSIDERATION..............................................................5
     3.4   BROWN CONSIDERATION............................................................6
     3.5   CALOYERAS TRUST CONSIDERATION..................................................6
     3.6   CALOYERAS PARTNERSHIP CONSIDERATION............................................6
     3.7   WAA CONSIDERATION..............................................................6
     3.8   JGA CONSIDERATION..............................................................6
     3.9   TOROTEL CONSIDERATION..........................................................6

ARTICLE 4 CLOSING.........................................................................6
     4.1   THE CLOSING....................................................................6
     4.2   INTERDEPENDENCE OF CLOSING TRANSACTIONS........................................6
     4.3   DELIVERABLES AT THE CLOSING: TENDER FROM EACH PARTY............................7
     4.4   DELIVERABLES AT CLOSING: DUE TO EACH PARTY.....................................9

ARTICLE 5 REPRESENTATIONS AND WARRANTIES.................................................10
     5.1   GSLLC AND CORPORATE REPRESENTATIONS...........................................10
     5.2   MUTUAL REPRESENTATIONS........................................................19

ARTICLE 6 PRE-CLOSING COVENANTS..........................................................21
     6.1   ACCESS TO PROPERTIES AND RECORDS..............................................21
     6.2   ADDITIONAL DISCLOSURE.........................................................22
     6.3   CONDUCT OF BUSINESS...........................................................22
     6.4   PRE-CLOSING ACTION............................................................22

ARTICLE 7 POST-CLOSING COVENANTS.........................................................23
     7.1   PUBLIC ANNOUNCEMENTS..........................................................23
     7.2   FURTHER ASSURANCES............................................................23

ARTICLE 8 CONDITIONS TO OBLIGATIONS OF THE PARTIES.......................................23
     8.1   CONDITIONS TO OBLIGATIONS OF THE PARTIES......................................23

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
     8.2   CONDITIONS TO OBLIGATIONS OF GSLLC AND THE CORPORATION........................25

ARTICLE 9 TERMINATION AND ABANDONMENT....................................................27
     9.1   TERMINATION...................................................................27
     9.2   EFFECT OF TERMINATION.........................................................28

ARTICLE 10 INDEMNIFICATION...............................................................28
    10.1   INDEMNIFICATION BY TOROTEL, CALOYERAS TRUST, CALOYERAS PARTNERSHIP AND BROWN..28
    10.2   INDEMNIFICATION BY SRG, GSWG AND GSIG.........................................29
    10.5   NOTICE AND DEFENSE OF CLAIMS..................................................30
           10.5.1 NOTICE.................................................................30
           10.5.2 DEFENSE OF CLAIMS OR ACTIONS...........................................30
    10.6   CONFIDENTIALITY...............................................................31
    10.7   SOLE REMEDY...................................................................31

ARTICLE 11 MISCELLANEOUS PROVISIONS......................................................31
     11.1  TRANSFER TAXES................................................................31
     11.2  AMENDMENT AND MODIFICATION....................................................31
     11.3  WAIVER........................................................................32
     11.4  EXPENSE.......................................................................32
     11.5  NOTICES.......................................................................32
     11.6  CONFIDENTIALITY...............................................................33
     11.7  ASSIGNMENT....................................................................33
     11.8  GOVERNING LAW.................................................................33
     11.9  HEADINGS......................................................................33
     11.10 ENTIRE AGREEMENT..............................................................33
     11.11 COUNTERPARTS..................................................................33
     11.12 SEVERABILITY..................................................................33

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                 SECURITIES PURCHASE AND SUBSCRIPTION AGREEMENT

     THIS SECURITIES PURCHASE AND SUBSCRIPTION AGREEMENT ("Agreement") is effective as of March 29, 2002, by, between and among:

     -    GSIG, LLC, a Kansas limited liability company ("GSIG"),
     -    GSWG, LLC, a Kansas limited liability company ("GSWG"),
     -    Spencer Reed Group, Inc., a Missouri Corporation ("SRG"),
     - James A. Brown, an individual ("Brown" as beneficial owner of the Common Stock to be issued to the IRA Bank pursuant to Section 8.3 hereof),
     - Peter Caloyeras as Trustee of the Caloyeras 1982 Revocable Trust ("Caloyeras Trust"),
     - Caloyeras Family Partnership, a California limited partnership ("Caloyeras Partnership"),
     -    Wayne A. Abrams, an individual ("WAA"),
     -    Joe G. Abrams, an individual ("JGA"),
     - Torotel Inc, a Missouri corporation ("Torotel"), (each of GSIG, GSWG, SRG, Brown, Caloyeras Trust, Caloyeras Partnership, WAA, JGA and Torotel may, in the singular, be referred to as a "Party" and collectively referred to as the "Parties"),
     - Governance Solutions, LLC, a Kansas limited liability company ("GSLLC"), and
     -    Apex Innovations, Inc., a Delaware corporation (the "Corporation").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Parties desire to convert GSLLC from a Kansas limited liability company to a Delaware corporation, raise additional capital for such corporation and provide the number of shares of capital stock that will be issued to each of the stockholders in the Corporation; and

     WHEREAS, the Corporation proposes to undertake a series of interdependent transactions involving multiple parties to accomplish the conversion stated above, as more expressly set forth herein, and in the Schedules and Exhibits hereto; and

     WHEREAS, to obtain funding for said transactions, the Corporation desires to authorize, issue and sell to the Parties shares of Common Stock (as defined below) of the Corporation, in consideration of an investment by the Parties, on the terms and conditions set forth in this Agreement.

     NOW, therefor, in consideration of the premises and the mutual promises herein contained, the Parties hereto agree as follows:

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                                    ARTICLE 1

                                   DEFINITIONS

     1.1 CERTAIN DEFINITIONS. When used in this Agreement, each of the terms set forth in this Section 1.1 shall have the meaning indicated below; other terms being defined throughout the body of this Agreement:

     "Accredited Investor" shall have the meaning provided in Rule 501(a) of Regulation D of the Securities Act.

     "Affiliate" of a specified Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person or a member of such specified Person's immediate family; provided, however, that none of the Parties hereto or any of their Affiliates shall be deemed to be an Affiliate of the Corporation solely as a result of the Parties' ownership of the Securities. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, credit arrangement, agency or otherwise.

     "Applicable Law" means any and all applicable provisions of any and all (i) constitutions, treaties, statutes, laws (including the common law and all environmental laws), rules, regulations, ordinances, codes or orders of any Governmental Authority, (ii) governmental approvals, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

     "Business Day" means any day that is not (i) a Saturday or Sunday; or (ii) a day on which banks are authorized by Applicable Law to close in Kansas City, Missouri.

     "Closing" means the consummation of the various acts and transactions required or contemplated by the terms of this Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     "Commission" means the United States Securities and Exchange Commission.

     "Common Stock" means the common stock of the Corporation, $.001 par value per share.

     "Common Stockholders" means, collectively, the holders of Common Stock.

     "Entity" means a Person other than a human being or a grantor trust.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any government authority,

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agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof), any tribunal or arbitrator(s) of competent jurisdiction, or any self-regulatory organization.

     "Lien" means any mortgage, pledge, hypothecation, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restriction or limitation.

     "Material Adverse Change" or "Material Adverse Effect" means any event, circumstance, occurrence, fact, condition, change or effect that is materially adverse to the business, operations, results of operations, condition (financial or other), properties, assets or liabilities of the Corporation and/or its Affiliates, taken as a whole.

     "Operative Documents" means, collectively, this Agreement, the Schedules hereto, the Exhibits hereto, and any additional schedules and exhibits to the Exhibits.

     "Person" means any natural person, firm, partnership, association, corporation, company, limited liability company, limited partnership, trust, business trust, Governmental Authority or other entity.

     "Securities" means the Common Stock to be issued and sold to the Parties hereunder.

     "Securities Act" means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

     "Taxes" means all taxes, charges, fees, interest, penalties, additions to tax or other assessments, including but not limited to income (whether net or gross), excise, property, sales, transfer, use, value added, franchise, payroll, wage, unemployment, worker's compensation, social security, capital, occupation, estimated taxes, and customs duties imposed by any tax authority.

     1.2 CROSS-REFERENCED DEFINITIONS. The following terms are defined in the provisions of this Agreement cross-referenced below:

     "Agreement"                                 Preamble
     "Apex Stock Purchase Agreement"             Section 4.3.3(c)
     "Authorizations"                            Section 5.1.7
     "Brown"                                     Preamble
     "Caloyeras Partnership"                     Preamble
     "Caloyeras Trust"                           Preamble
     "Closing Date"                              Section 4.1
     "Contracts"                                 Section 5.1.20

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
     "Convertible Promissory Note"               Section 3.1
     "Corporation"                               Preamble
     "Deliverables"                              Section 4.3
     "Employee Plans"                            Section 5.1.21
     "Exhibits"                                  Section 1.3
     "Financial Statements"                      Section 5.1.11
     "GAAP"                                      Section 5.1.13
     "GSIG"                                      Preamble
     "GSLLC"                                     Preamble
     "GSWG"                                      Preamble
     "Intellectual Property"                     Section 5.1.19
     "Interim Financial Statements"              Section 5.1.11
     "IRA Bank"                                  Signature Page
     "JGA"                                       Preamble
     "JGA Earn Out Promissory Note"              Section 4.3.3(e)
     "JGA Note Pledge Agreement"                 Section 4.3.8(b)
     "JGA Promissory Note"                       Section 3.8
     "Loan Agreement"                            Section 3.1
     "Parties"                                   Preamble
     "Party"                                     Preamble
     "Permitted Liens"                           Section 5.1.22
     "Purchase Price"                            Article 3
     "Returns"                                   Section 5.1.17
     "Schedules"                                 Section 1.3
     "Shareholder Agreement"                     Section 4.3.1(d)
     "SRG"                                       Preamble
     "Torotel"                                   Preamble
     "WAA"                                       Preamble
     "WAA Earn Out Promissory Note"              Section 4.3.3(d)
     "WAA Note Pledge Agreement"                 Section 4.3.7(b)
     "WAA Promissory Note"                       Section 3.7

     1.3 RULES OF CONSTRUCTION. Words such as "herein," "hereinafter," "hereto," "hereby" and "hereunder," when used with reference to this Agreement, refer to this Agreement as a whole, unless the context otherwise requires. The words "include," "includes," "included" and "including" shall be construed as if followed by the phrase "without being limited to." The phrase "to a [Person's] knowledge" means, (i) with respect to an Entity, to the knowledge of the Entity's executive officers (or persons serving in a similar capacity) after due inquiry, and (ii) with respect to an individual, his or her personal knowledge after due inquiry. Unless the context requires otherwise: (a) the gender (or lack of gender) of all words used in this Agreement includes the masculine, feminine, and neuter; (b) references to Articles and Sections are to Articles and Sections of this Agreement; (c) references to a Schedule or an Exhibit are to a Schedule or Exhibit attached to this Agreement, each of which is made a part hereof for all purposes; (d) references to agreements and contracts include any amendments and supplements executed from time to time; (e)

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references to Applicable Law are to such Applicable Law as it is amended from time to time, and references to particular provisions of Applicable Law are to corresponding provisions of any successor Applicable Law; and (f) references to money are to legal currency of the United States of America.

                                    ARTICLE 2

                                  INCORPORATION

     2.1 THE INCORPORATOR: The Incorporator has filed a Certificate of Incorporation for the Corporation with the Secretary of State of Delaware as of February 26, 2002. The Incorporator has appointed those persons listed in
EXHIBIT 2.1 to serve as the initial Board of Directors of the Corporation until such time as this Agreement has been executed and implemented.

                                    ARTICLE 3

                           SUBSCRIPTION OF SECURITIES

     Subject to the terms and conditions set forth herein and for the consideration provided below, each of the Parties hereby subscribes for and agrees to purchase the following number of shares of Common Stock, and the Corporation hereby agrees to issue, sell and deliver to each of the Parties at the Closing, the following shares of Common Stock:

     3.1 GSIG CONSIDERATION. GSIG shall contribute to the Corporation (i) all of its membership interests in GSLLC, (ii) the amount of $450,000 of principal and $3,712.50 of accrued but unpaid interest due to GSIG from GSLLC under that certain Loan Agreement (the "Loan Agreement") and Convertible Promissory Note ("Convertible Promissory Note") each dated February 12, 2002 and attached hereto as EXHIBIT 3.1, and (iii) Three Hundred Seventy Thousand Dollars ($370,000) in immediately available funds. GSIG shall receive, as consideration for the above contribution, (a) 2,000,000 shares of Common Stock for its membership interests in GSLLC, (b) 1,800,000 shares of Common Stock for the amount of principal due GSIG under the Loan Agreement and Convertible Promissory Note, (c) 14,850 shares of Common Stock for the amount of accrued but unpaid interest due GSIG under the Loan Agreement and Convertible Promissory Note, and (d) 1,480,000 shares of Common Stock for the immediately available funds. GSIG shall receive an aggregate of 5,294,850 shares of Common Stock for its contribution to the Corporation;

     3.2 GSWG CONSIDERATION. GSWG shall contribute to the Corporation all of its membership interests in GSLLC and receive, as consideration therefor, 5,000,000 shares of Common Stock;

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     3.3 SRG CONSIDERATION. SRG shall contribute to the Corporation all of its membership interests in GSLLC and receive, as consideration therefor, 2,000,000 shares of Common Stock and One Million Five Hundred Thousand Dollars ($1,500,000) in immediately available funds at the Closing;

     3.4 BROWN CONSIDERATION. Subject to Section 8.3 hereof, Brown shall contribute to the Corporation Two Hundred Fifty Thousand Dollars ($250,000) and receive, as consideration therefor, 1,000,000 shares of Common Stock;

     3.5 CALOYERAS TRUST CONSIDERATION. Caloyeras Trust shall contribute to the Corporation Two Hundred Fifty Thousand Dollars ($250,000) and receive, as consideration therefor, 1,000,000 shares of Common Stock;

     3.6 CALOYERAS PARTNERSHIP CONSIDERATION. Caloyeras Partnership shall contribute to the Corporation Seven Hundred Fifty Thousand Dollars ($750,000) and receive, as consideration therefor, 3,000,000 shares of Common Stock;

     3.7 WAA CONSIDERATION. WAA shall contribute to the Corporation a Promissory
Note in the principal sum of One Hundred Fifty Thousand Dollars ($150,000), substantially in the form of EXHIBIT 3.7 ("WAA Promissory Note") attached hereto and receive, as consideration therefor, 600,000 shares of Common Stock;

     3.8 JGA CONSIDERATION. JGA shall contribute to the Corporation a Promissory
Note in the principal sum of One Hundred Fifty Thousand Dollars ($150,000) substantially in the form of EXHIBIT 3.8 ("JGA Promissory Note") attached hereto and receive, as consideration therefor, 600,000 shares of Common Stock; and

     3.9 TOROTEL CONSIDERATION. Torotel shall contribute to the Corporation One Million Dollars($1,000,000) and receive, as consideration therefor, 4,000,000 shares of Common Stock.

The aggregate of all the contributions to the Corporation from each of the parties shall constitute the "Purchase Price" for the Securities.

                                    ARTICLE 4

                                     CLOSING

     4.1 THE CLOSING. The Closing shall occur at the later of (i) the date upon which all conditions set forth in Sections 8.1 and 8.2 have been satisfied and the time at which all deliveries contemplated in Section 4.3 can be effected and
(ii) March 28, 2002 (the "Closing

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Date"), unless the same is extended by consent of the Parties. The Closing shall take place on the Closing Date at 1:00 PM Central Time at the offices of Shughart Thomson & Kilroy, PC, 120 W. 12th Street, Kansas City, Missouri 64105.

     4.2 INTERDEPENDENCE OF CLOSING TRANSACTIONS. Because the Closing of this Agreement is expressly conditioned upon the simultaneous closing of the related transactions set forth in Sections 8.1 and in 8.2, the parties agree, and each of the Exhibits hereto requires those other parties to agree, that all events at the Closing shall be deemed to have occurred simultaneously, and that none shall be effective until all have been concluded.

     4.3 DELIVERABLES AT THE CLOSING: TENDER FROM EACH PARTY. On the Closing Date, the items stated herein shall be delivered ("Deliverables"). In each case where an additional agreement or document is identified (generally as an Exhibit), delivery shall include all appropriate schedules and exhibits to that other or additional agreement or document.

          4.3.1   GSIG shall deliver:

                  (1) All of its membership interests in GSLLC free and clear of all Liens;

                  (2) The Loan Agreement and Convertible Promissory Note marked canceled and paid in full;

                  (3)  The sum of $370,000 in immediately available funds, and

                  (4) An executed Shareholder Agreement together with an executed Registration Rights Agreement as required under such Shareholder Agreement substantially in the form of EXHIBIT 4.3.1(d) attached hereto (collectively, the "Shareholder Agreement").

          4.3.2   GSWG shall deliver:

                  (1) All of its membership interests in GSLLC free and clear of all Liens; and

                  (2)  An executed Shareholder Agreement.

          4.3.3   SRG shall deliver:

                  (1) All of its membership interests in GSLLC free and clear of all Liens;

                  (2)  An executed Shareholder Agreement;

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                  (3)  An executed Apex Stock Purchase Agreement, together with all Schedules and Exhibits thereto, substantially in the form of EXHIBIT 4.3.3(c) attached hereto ("Apex Stock Purchase Agreement");

                  (4) An executed WAA Earn Out Promissory Note from SRG to WAA pursuant to the Apex Stock Purchase Agreement in the form of EXHIBIT 4.3.3(d) ("WAA Earn Out Promissory Note"); and

                  (5) An executed JGA Earn Out Promissory Note from SRG to JGA pursuant to the Apex Stock Purchase Agreement in the form of EXHIBIT 4.3.3(e) ("JGA Earn Out Promissory Note").

          4.3.4 Brown shall deliver an executed Shareholder Agreement. In addition, Brown shall make the deliveries required by Section 8.3 hereof.

          4.3.5   Caloyeras Trust shall deliver:

                  (1) Two Hundred Fifty Thousand Dollars ($250,000) in immediately available funds; and

                  (2)  An executed Shareholder Agreement.

          4.3.6   Caloyeras Partnership shall deliver:

                  (1) Seven Hundred Fifty Thousand Dollars ($750,000) in immediately available funds; and

                  (2)  An executed Shareholder Agreement.

          4.3.7   WAA shall deliver:

                  (1)  An executed WAA Promissory Note;

                  (2) An executed Note Pledge Agreement substantially in the form of EXHIBIT 4.3.7(b) pledging the WAA Earnout Promissory Note ("WAA Note Pledge Agreement") to secure the WAA Promissory Note; and

                  (3)  An executed Shareholder Agreement.

          4.3.8   JGA shall deliver:

                  (1)  An executed JGA Promissory Note;

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                  (2)  An executed Note Pledge Agreement substantially in the form of EXHIBIT 4.3.8(b) pledging the JGA Earnout Promissory Note ("JGA Note Pledge Agreement") to secure the JGA Promissory Note; and

                  (3)  An executed Shareholder Agreement.

          4.3.9   Torotel shall deliver:

                  (1) One Million Dollars ($1,000,000) in immediately available funds; and

                  (2)  An executed Shareholder Agreement.

          4.3.10  The Corporation shall deliver:

                  (1) Stock certificates representing the Securities, which Securities shall be registered on the Stock Register of the Corporation in the names of each of the respective Parties hereto;

                  (2) One Million Five Hundred Thousand Dollars ($1,500,000) in immediately available funds to SRG;

                  (3)  An executed WAA Note Pledge Agreement;

                  (4)  An executed JGA Note Pledge Agreement;

                  (5)  An executed Apex Stock Purchase Agreement; and

                  (6)  An executed Shareholder Agreement.

     In each case, documents delivered under this Section 4.3 will be duly executed by the parties thereto and, if necessary, authenticated by the party or parties delivering the same.

     4.4 DELIVERABLES AT CLOSING: DUE TO EACH PARTY. Each Party shall receive at the Closing the following Deliverables:

          4.4.1 GSIG shall receive a certificate for the number of shares specified in Section 3.1, and an executed copy of the Shareholder Agreement;

          4.4.2 GSWG shall receive a certificate for the number of shares specified in Section 3.2, and an executed copy of the Shareholder Agreement;

          4.4.3 SRG shall receive a certificate for the number of shares, the amount of immediately available funds specified in Section 3.3, and executed copies of the Apex Stock

Purchase Agreement, all deliverables due under the Apex Stock Purchase Agreement and the Shareholder Agreement;

          4.4.4   If and at such time as Brown complies with the provisions of
Section 8.3 Brown shall receive a certificate for the number of shares specified in Section 3.4, an executed copy of the Shareholder Agreement, and such additional documents as may reasonably be required and agreed to between Brown and the Corporation pursuant to Section 8.3 hereof.

          4.4.5 Caloyeras Trust shall receive a certificate for the number of shares specified in Section 3.5, and an executed copy of the Shareholder Agreement;

          4.4.6 Caloyeras Partnership shall receive a certificate for the number of shares specified in Section 3.6, and an executed copy of the Shareholder Agreement;

          4.4.7 WAA shall receive the WAA Earn Out Promissory Note, a certificate for the number of shares specified in Section 3.7, executed copies of the Apex Stock Purchase Agreement, all deliverables due under the Apex Stock Purchase Agreement, and the Shareholder Agreement;

          4.4.8 JGA shall receive the JGA Earn Out Promissory Note, and a certificate for the number of shares specified in Section 3.8, executed copies of the Apex Stock Purchase Agreement, all deliverables due under the Apex Stock Purchase Agreement, and the Shareholder Agreement;

          4.4.9 Torotel shall receive a certificate for the number of shares specified in Section 3.9, and an executed copy of the Shareholder Agreement; and

          4.4.10 The Corporation shall receive from the Parties the Purchase Price, executed copies of the Apex Stock Purchase Agreement, the WAA Promissory Note specified in Section 4.3.7(a), the JGA Promissory Note specified in Section 4.3.8(a), the WAA Note Pledge Agreement specified in Section 4.3.7(b), the JGA Note Pledge Agreement specified in Section 4.3.8(b) and the Shareholder Agreement.

     4.5 ADDITIONAL DELIVERABLES AT CLOSING. Each Party shall further deliver to and receive from the other Parties all items and deliverables required for the closing of the Apex Stock Purchase Agreement.

                                    ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES

     5.1 GSLLC AND CORPORATE REPRESENTATIONS. Each of GSLLC, SRG, GSIG and GSWG, jointly and severally, and the Corporation represent and warrant to the Parties as follows:

          5.1.1 ORGANIZATION. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full power and authority to own or lease properties and carry on business as it is contemplated under this Agreement, and as a successor in interest to GSLLC. The Corporation is qualified to transact business in Missouri, which is the only jurisdiction in which the nature of its business or the ownership of its properties requires such qualification.

          5.1.2 AUTHORITY OF GSLLC. GSLLC is the predecessor to the Corporation. GSIG, GSWG, and SRG constitute all of the Members of GSLLC. GSIG, GSWG, and SRG have all requisite power and authority to bind GSLLC to any of the commitments, representations, warranties or other terms of this Agreement made hereunder by or on behalf of GSLLC. GSLLC has all requisite legal power to enter into this Agreement and any other Operative Document to which it may be a party.

          5.1.3 CAPITALIZATION. The authorized capital of the Corporation consists of 30,000,000 authorized shares of Common Stock, $.001 par value per share, of which 22,494,850 have been subscribed pursuant to this Agreement. Prior to the Closing, the Corporation will have no issued and outstanding securities.

          5.1.4   STATUS OF SECURITIES.

               (1) Except for the Shareholder Agreement and this Agreement, there are no outstanding subscriptions, options, rights, warrants, stock-based or stock-related awards, convertible, exercisable or exchangeable securities, or other agreements or commitments obligating the Corporation to issue, grant, award, purchase, acquire, sell or transfer any securities of the Corporation (including any agreement or commitment obligating the Corporation to enter into any employee compensation arrangement based on any valuation or transaction price of, or change of ownership in, shares of its capital stock).

               (2) As of the Closing Date and after giving effect to the transactions contemplated hereby, except for the Shareholder Agreement, this Agreement and the Operative Documents, there are no agreements among the Corporation's shareholders with respect to any of the Corporation's capital stock.

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               (3)  The Securities, when delivered for the consideration
specified herein, will be duly and validly issued, fully paid and non-assessable shares of the Corporation and shall be free and clear of all Liens (except any Liens created by the Parties).

          5.1.5 POWER, AUTHORIZATION, ENFORCEABILITY. The Corporation has all requisite legal and corporate power to enter into this Agreement and the Operative Documents to which it is a party and to carry out and perform all of its respective obligations under the terms hereof and thereof. All corporate action on the part of the Corporation and its respective officers, directors and stockholders that is necessary for the due and valid authorization, execution and delivery of this Agreement and the other Operative Documents to which it is a party and for the performance of its respective obligations hereunder and thereunder, including the issuance and delivery of the stock certificates representing the Securities, has been taken and will not have been rescinded; and this Agreement, the other Operative Documents and all other agreements and written obligations entered into and undertaken by the Corporation in connection with the transactions contemplated hereby and thereby constitute or, when executed and delivered pursuant hereto, will constitute the valid and binding obligations of the Corporation, enforceable against it in accordance with their respective terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to creditors' rights and to general principles of equity.

          5.1.6 NO VIOLATION. Neither the execution and delivery of this Agreement or the Operative Documents nor the consummation of the transactions contemplated hereby and thereby will conflict with or result in any violation of or default under (or would with the passage of time or notice or both result in a violation of or default under) (i) any provision of the Certificate of Incorporation, Articles of Organization, Operating Agreement or By-Laws, as the case may be, of either GSLLC or the Corporation, or (ii) any agreement to which either the Corporation or GSLLC is a party.

          5.1.7 COMPLIANCE WITH LAW. Each of the Corporation and GSLLC (i) hold and are in compliance with all permits, consents, rights and privileges, certificates, licenses, registrations and authorizations (collectively, "Authorizations") under all Applicable Laws in connection with the business operations of GSLLC and all Authorizations are valid and in full force and effect, (ii) have complied with all Applicable Laws applicable to the business, properties or operations as conducted in the past and as presently conducted by GSLLC and the Corporation, and (iii) have not been issued any citations, notices or orders of non-compliance under any Applicable Law at any time preceding the Closing Date. Neither ownership nor use of GSLLC's or the Corporation's properties nor the conduct of their businesses conflicts with the rights of any other Person, firm or corporation. Neither the Corporation's or GSLLC's ownership nor use of the Corporation's or GSLLC's properties nor the conduct of their business violates or, with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of their Certificate of Incorporation, Articles of Organization, Bylaws or Operating Agreement, respectively, as presently in effect, or any lien, encumbrance, mortgage, deed of trust, lease, license, agreement, understanding, law, ordinance, rule or regulation, or any order, judgment or decree to which the Corporation or GSLLC are a party or by which they may be bound or affected.

          5.1.8 BROKERS. Neither GSLLC nor the Corporation has made any agreement or taken any other action which might cause any other person or entity to become entitled to a broker's fee or commission as a result of the transactions contemplated by this Agreement.

          5.1.9 NON-REGISTRATION OF SECURITIES. The Securities being issued by the Corporation have not been registered under the Securities Act, nor have the Securities been registered under the securities laws of any state. Assuming the accuracy of the representations and warranties of each of the Parties set forth in this Agreement, the subscription, sale and issuance of the Securities hereunder do not and will not require registration under the Securities Act or any applicable state securities laws. The subscription, issuance and sale of the Securities is being made by the Corporation in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction not involving a public offering. Neither the Corporation nor GSLLC has violated any applicable federal or state securities laws in connection with the subscription, sale or issuance of any of its Securities. As a prerequisite to any sale, the Corporation will be relying on the representations and warranties from the Parties hereto as set forth in this Agreement and providing, in part, that the Parties are acquiring the Securities solely for their own account and not with a view toward distribution or transfer of such Securities.

          5.1.10 CONSENTS. No consent or approval of any third party or Governmental Authority is required for the consummation by the Corporation or GSLLC of the transaction contemplated by this Agreement, the other Operative Documents or any other agreements and obligations entered into and undertaken by the Corporation or GSLLC in connection with the transactions contemplated hereby and thereby, including the merger of GSLLC with and into the Corporation.

          5.1.11 FINANCIAL STATEMENTS. The audited balance sheet and audited income statement of GSLLC for the fiscal years ended December 31, 2000 and December 31, 2001("Financial Statements") have been delivered to the Parties by GSLLC and are attached hereto as SCHEDULE 5.1.11. In addition, the audited balance sheet and audited income statement of GSLLC for the two months ended February 28, 2002 are attached hereto as part of SCHEDULE 5.1.11 ("Interim Financial Statement"). The Financial Statements and the Interim Financial Statements (i) fairly present the financial condition of GSLLC as of the date thereof and the results of operations for the period covered thereby, (ii) were prepared in accordance with generally accepted accounting principles, consistently applied ("GAAP"), and (iii) reflect all necessary accruals and reserves. The statement of income does not contain any items of special or non-recurring income or any other income not earned in the ordinary course of business except as expressly specified therein, and the Financial Statements include all adjustments (including all normal recurring accruals for unusual or non-recurring items) considered necessary for a fair presentation, and no adjustments or restatements are or will be necessary in respect of any items of an unusual or non-recurring nature, except as expressly specified therein.

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          5.1.12  ABSENCE OF CHANGES OR EVENTS. Since the date of the Interim
Financial Statements, each of GSLLC and the Corporation have conducted their businesses only in the usual and ordinary course consistent with past practices and there has not been any:

          (i) declaration, payment of or set aside for payment of any dividend or other distribution or repayment in respect to the shares of the capital stock of the Corporation or the membership interests of GSLLC or any repurchase or redemption of any such shares of capital stock, membership interests or other securities;
          (ii) adoption of or change in any employee benefit plan or labor policy, or any loan made by either GSLLC or the Corporation to any employee, manager or director or any change in any compensation arrangement with any employee;
          (iii) damage, destruction, or loss to any assets or property of GSLLC or the Corporation, whether or not covered by insurance;
          (iv) sale (other than sales of inventory in the ordinary course of business), assignment, conveyance, lease or other disposition of any asset or property of GSLLC or the Corporation or mortgage, pledge or imposition of any lien or other encumbrance on any assets or property of GSLLC or the Corporation;
          (v) occurrence or repayment of any liability or obligation (whether absolute or contingent) to any related party or other Affiliate or, other than current liabilities incurred and obligations under agreements entered into in the ordinary course of business consistent with past practice, to any other Person or discharge or satisfaction of any lien, claim or encumbrance, other than in the ordinary course of business consistent with past practice;
          (vi) write-down or write-off of the value of any asset except for write-downs and write-offs in the ordinary course of business consistent with past practice, or any cancellation or waiver of any other rights or claims;
          (vii) change in the business or operations of either GSLLC or the Corporation or in the manner of conducting the same or entry by either GSLLC or the Corporation into any transaction, other than in the ordinary course of business consistent with past practice;
          (viii) change in the accounting methods, principles or practices followed by GSLLC or the Corporation, except as required by GAAP, or any change in any of the assumptions underlying, or methods of calculating, any bad debt, contingency, or other reserve;
          (ix) an occurrence of any event, fact, conditional change or effect that is or could be adverse to the business, operations, results of operations, condition (financial or otherwise), assets, earnings, prospects or liabilities of GSLLC or the Corporation;
                 (x) Any capital expenditure outside the ordinary course of business, except for the lease-purchase of certain computer equipment in the approximate amount of $100,000; or
                 (xi) any agreement or commitment, whether or not in writing, to do any of the foregoing by GSLLC or the Corporation.

          5.1.13 NO UNDISCLOSED LIABILITIES. Except as disclosed on SCHEDULE 5.1.13, the Corporation and GSLLC have no debts, liabilities or financial obligations (whether absolute, accrued, contingent or otherwise) which are not disclosed in the Financial Statements and the notes thereto as required by GAAP. The Corporation and GSLLC have no other liabilities or obligations of any nature which are not required by GAAP to be set forth on their respective balance sheets, whether absolute, accrued, contingent or otherwise, whether due or to become due, which are not reflected in such balance sheet and does not know of any basis for the assertion against the Corporation or GSLLC of any such liability or obligation.

          5.1.14 CLAIMS AND PROCEEDINGS. Except as set forth in SCHEDULE 5.1.14, there are no actions, suits, claims, legal or administrative proceedings or investigations pending or, to the best knowledge of GSLLC and the Corporation, threatened, against or relating to the Company, their respective officers, directors, managers or employees, their properties, assets or business or the transactions contemplated by this Agreement, and neither GSLLC nor the Corporation knows of, nor has any reason to be aware of, any basis for the same.

          5.1.15 INSURANCE. SCHEDULE 5.1.15 sets forth a complete and correct list of all insurance policies (including a brief description of the nature and terms thereof and any amounts paid or payable to GSLLC or the Corporation thereunder, their respective expiration dates, deductibles and stop-loss thresholds) providing coverage in favor of GSLLC and the Corporation or any of their respective properties. Each policy is valid, in full force and effect and will remain in full force and effect at least through the respective dates set forth on SCHEDULE 5.1.15 without the payment of additional premiums other than additional premiums in the ordinary course of business prior to the Closing. No notice of termination, cancellation or reservation of rights has been received with respect to any such policy, and there has not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by any such policy. Each of GSLLC and the Corporation have insurance in an amount and of a type normal in the ordinary course for businesses similar to GSLLC and the Corporation. Neither GSLLC nor the Corporation have received notice of any proposed increase in premiums or deductible amounts, decrease in coverage, or termination of any policy.

          5.1.16 LABOR MATTERS. Neither GSLLC nor the Corporation currently has or has ever had employees.

          5.1.17  TAXES. With respect to GSLLC and the Corporation:

                  (1) each has filed, been included in or sent, all returns, declarations and reports and information returns and statements required to be filed or sent by or relating to it relating to any Taxes with respect to any income, properties or operations of either (collectively, the "Returns");

                  (2) as of the time of filing, the Returns correctly reflect in all respects the facts regarding the income, business, assets, operations, activities and status of GSLLC and the Corporation and any other information required to be shown therein;

                  (3) each has timely paid all Taxes that are due and payable, whether or not such Taxes were shown on any Return;

                  (4) each has made or will make provision for all Taxes payable for any periods that end before the Closing for which no Returns have yet been filed and for any periods that begin before the Closing and end after the Closing to the extent such Taxes are attributable to the portion of any such period before the Closing;

                  (5) the charges, accruals and reserves for taxes reflected on the books of each are adequate to cover the Tax liabilities accruing or payable by each in respect of periods prior to the date hereof;

                  (6) neither is delinquent in the payment of any Taxes nor has requested any extension of time within which to file or send any Return, which Return has not since been filed or sent;

                  (7) no deficiency for any Taxes has been proposed, asserted or assessed against either (or any member of any affiliated or combined group of which either is or has been a member for which either could be liable);

                  (8) neither has been granted any extension of the limitation period applicable to any Tax claims;

                  (9) neither is subject to liability for Taxes of any Person (other than itself), including, without limitation, liability arising from the application of U.S. Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law;

                  (10) neither is nor has been a party to any tax sharing agreement with any corporation which is not currently a member of the affiliated group of which either is currently a member.

                  (11) no claim has ever been made by an authority in a jurisdiction where either does not file Returns that it is or may be subject to taxation by that jurisdiction;

                  (12) each has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party;

                  (13) neither has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 162 (as unreasonable compensation), Code Sec. 162(m) or Code Sec. 280G; and

                  (14) no Returns currently are the subject of audit.

                  (15) "Taxes" means with respect to any person (i) any net income, gross income, gross receipts, sales, use ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, value-added, windfall profits, custom duty or other tax, governmental fee, capital stock, social security (or similar), unemployment, disability, transfer, registration, alternative or add-on minimum, estimated or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) on such person, and (ii) any liability of the company for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated group or combined group.

          5.1.18 REAL ESTATE. Neither the Corporation nor GSLLC currently owns or has ever owned any real property. Neither the Corporation nor GSLLC is or has been a party to any lease or has ever leased any real property.

          5.1.19 INTELLECTUAL PROPERTY. Attached hereto as SCHEDULE 5.1.19 is an accurate and complete list and brief description of all patents, patent applications, trademarks, trade names, logos, service marks, copyrights or applications therefor or other intellectual property owned by or registered in the name of GSLLC or the Corporation or in which GSLLC or the Corporation has any rights, licenses, or immunities (the "Intellectual Property"). GSLLC has furnished the Parties with copies of all license agreements to which either GSLLC or the Corporation is a party, either as licensor or licensee, with respect to any patents, trademarks, trade names, or copyrights. Except as described on SCHEDULE 5.1.19 hereto, GSLLC has, and the Corporation will have, good and marketable title to or the right to use such assets and all inventions, processes, designs, formulas, trade secrets and know-how used in and/or necessary for the conduct of the business of GSLLC as presently conducted and as will be conducted by the Corporation without the payment of any royalty or similar payment. To their knowledge, (i) neither GSLLC nor the Corporation infringes or unlawfully or wrongly uses any Intellectual Property claimed by another Person, and (ii) neither GSLLC nor the Corporation knows of any use that has been or is now being made by another Person of the Intellectual Property or that would infringe GSLLC's or the Corporation's rights. Neither GSLLC nor the Corporation has sold, licensed or otherwise disposed of or transferred or granted any interest in Intellectual Property. GSLLC and the Corporation have taken all reasonable measures to maintain and protect the Intellectual Property. No claims have been asserted by any Person related to the use or validity of the Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement related thereto, and there is no valid basis for any such claim. None of the Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof or licensing thereof by GSLLC or the Corporation. Neither GSLLC nor the Corporation has entered into any agreement to indemnify any other Person against any charge of infringement of the Intellectual Property.

          5.1.20 CONTRACTS AND COMMITMENTS. Attached hereto as SCHEDULE 5.1.20 is a list and brief description of all written or oral contracts, commitments, leases, and other agreements (including, without limitation, promissory notes, loan agreements, and other evidences of indebtedness, guarantees, agreements with distributors, suppliers, dealers, franchisers and customers, and service agreements) to which GSLLC and the Corporation are a party or by which GSLLC or the Corporation or their respective properties are bound pursuant to which the obligations thereunder of either party thereto are, or are contemplated as being, $5,000 or more (collectively, the "Contracts"). Except as set forth on SCHEDULE 5.1.20, (i) all of the Contracts are valid, binding and enforceable and in full force and effect in accordance with their respective terms, and there is no existing default that would permit the other party to a Contract to terminate the Contract, not perform its obligations under the Contract or accelerate payment of money, and no condition exists that, with notice or lapse of time or both, would constitute a default under any Contract by GSLLC or the Corporation or any other party under any Contract; (ii) all of the respective parties' contracts and obligations under all Contracts accrued to the date hereof have been performed; (iii) no party has made or asserted or has any defense, setoff or counterclaim under any Contract; (iv) neither GSLLC nor the Corporation has notice that any party under any Contract has exercised any option granted to it to cancel or terminate its Contract, to shorten the term of its Contract or to renew or extend the term (other than automatic renewals) of the Contract, (v) neither GSLLC nor the Corporation has received any notice (written or otherwise) of cancellation or termination of, or any expression or indication of an intention or desire to cancel or terminate, any of the Contracts; and (vi) no Contract is the subject of, or has been threatened to made the subject of, any arbitration, suit or other legal proceeding. Except as noted on SCHEDULE 5.1.20, every Contract listed on such schedule may be assigned or otherwise transferred pursuant to this Agreement or the transactions contemplated hereby without the consent of any third party. Except as set forth on SCHEDULE 5.1.20, none of the Contracts have provisions in them which would allow the other party to terminate said Contract because of the transactions contemplated herein and none of the other parties have informed GSLLC or the Corporation that the transactions contemplated herein may result in the other party's termination of said Contract or ceasing to do business with GSLLC or the Corporation.

          5.1.21 EMPLOYEE BENEFITS AND ERISA. Neither the Corporation nor GSLLC maintains any employee benefit plans, as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
SCHEDULE 5.1.21 lists any stock, bonus, deferred compensation or other formal or informal, written or unwritten, plans and individual arrangements in which one or more current or former employees of the Corporation or GSLLC participate, to which the Corporation or GSLLC contributes or pursuant to which the Corporation or GSLLC have any obligation (the "Employee Plans"). Each of the Employee Plans have been administered in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable federal and state laws.

          5.1.22 TITLE TO ASSETS. Except as disclosed on SCHEDULE 5.1.22, GSLLC has, and at the Closing, the Corporation will have, good, valid and merchantable or marketable title (as the case may be) to all its respective properties and assets, whether real, personal, mixed, tangible and intangible, other than those that are leased, free and clear of any Lien other than (i) those Liens disclosed on SCHEDULE 5.1.22, and (ii) Liens for current taxes not yet due and payable (the items described in clauses (i) and (ii) are "Permitted Liens").

          5.1.23 LEASES. Except as disclosed on SCHEDULE 5.1.23, (i) all leases pursuant to which the Corporation leases, or upon closing of the transactions under this Agreement will lease, personal property are, or will be, valid, binding and enforceable in accordance with their respective terms, and are, or will be, in full force and effect, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to creditors' rights and to general principles of equity; (ii) there are no existing defaults in any lease by the Corporation or GSLLC; and (iii) no event of default under any lease has occurred which (whether with or without notice, lapse of time or occurrence of any other event) would constitute a default of such lease thereunder.

          5.1.24 CONDITION OF EQUIPMENT, ETC. Upon the Closing hereof, the Corporation will own all equipment used in connection with its business, and the equipment owned or leased by the Corporation will be in good, operating condition, well maintained, and is, or will be, suitable for the operation of the business of the Corporation.

          5.1.25 EQUITY INVESTMENTS. Neither GSLLC nor the Corporation owns, directly or indirectly, any capital stock or other equity interest or right to acquire any equity interest in any other entity. There are no outstanding subscriptions, options, convertible securities, warrants, calls or rights of any kind issued or granted by, or binding upon, GSLLC or the Corporation to purchase or otherwise acquire any security of, or equity interest in, any entity. Neither GSLLC nor the Corporation owns any note, bond, debenture or other evidence of indebtedness and is not otherwise a creditor, of any entity, other than in the ordinary course of business. Neither GSLLC nor the Corporation has subsidiaries except for Apex Associates, Inc., a Kansas corporation, as of the Closing.

          5.1.26 FULL DISCLOSURE. The representations and warranties of the Corporation and GSLLC under this Agreement and all statements in all Schedules, Exhibits or Operative Documents delivered or to be delivered hereunder by the Corporation or GSLLC are, or when delivered will be, true and complete in all material respects and do not, or will not, contain any untrue statement of a material fact or omit to state a material fact necessary to be stated therein to make the statements not misleading under the circumstances under which they were or are made. The representations and warranties contained in this Article 5 shall not be affected or deemed waived by reason of the fact that any Party or its representatives and agents should have known that any such representation or warranty is or might be inaccurate in any respect.

     5.2 MUTUAL REPRESENTATIONS. Each of the Parties hereby represents and warrants to GSLLC and the Corporation as follows:

          5.2.1 ORGANIZATION. Each Party that is an Entity is duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization.

          5.2.2   POWER, AUTHORIZATION; ENFORCEABILITY.

                  (10 Each Party that is an Entity has all requisite legal and company or corporate power to enter into this Agreement and the Operative Documents and to carry out and perform all of its respective obligations under the terms hereof and thereof. All company or corporate action on the part of such Party and its members, managers, partners, officers, directors and/or shareholders that is necessary for the authorization, execution and delivery of this Agreement and the other Operative Documents by such Party and for the performance of the Party's obligations hereunder and thereunder have been taken or will have been taken prior to the Closing and will not have been rescinded. This Agreement and the Operative Documents and all other agreements and written obligations entered into and undertaken by such Party in connection with the transactions contemplated hereby or thereby constitute, or, when executed and delivered pursuant hereto or thereto will constitute, the valid and binding obligations of such Party, enforceable against it in accordance with their respective terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other similar laws of general applicability relating to creditors' rights and to general principles of equity.

                  (20 Each of Brown, WAA and JGA represents and warrants to each of the other Parties to this Agreement that he is legally competent to execute this Agreement and is not restricted by any outstanding contractual limitations or judgments from being freely able to execute this Agreement.

                  (30 Caloyeras Trust is a family trust created solely for the purpose of estate planning, of which Peter Caloyeras is the settlor, trustee and sole beneficiary. Caloyeras has the legal right, power and authority to enter into this Agreement and the Operative Documents and to carry out and perform all of its respective obligations under the terms hereof.

          5.2.3 CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES AND OTHER PERSONS. Except as set forth in SCHEDULE 5.2.3, no consent, license, approval, order or authorization of, or registration, filing or declaration with, any Governmental Authority is required to be obtained by any Party or made prior to the Closing, and no consent of any other Person is required to be obtained by the Parties in connection with their execution, delivery and performance of this Agreement and the Operative Documents or the consummation of the transactions contemplated hereby and thereby.

          5.2.4 CLEAR TITLE. All assets contributed to the Corporation as part of the Purchase Price are free and clear of all Liens.

          5.2.5 BROKERS. The Parties have not made any agreement or taken any other action which might cause any other person or entity to become entitled to a broker's fee or commission as a result of the transactions contemplated by this Agreement.

          5.2.6 ENCUMBRANCE OF SECURITIES. At the Closing, no Party will have made an assignment for the benefit of its creditors, filed a voluntary petition of bankruptcy, been adjudicated as a bankrupt or insolvent, filed a petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any statute, law or regulation, be unable to pay his/its debts and liabilities as they become due and payable or otherwise have filed against them any judgment or be involved or engaged in any action or cause of action that may create any lien, restriction, claim of right of a third party or any other encumbrance, whether through a criminal conviction, divorce decree with respect to an individual Party, bankruptcy or any other action or proceeding.

          5.2.7   SECURITIES LAWS MATTERS.

                  (10 INVESTMENT FOR OWN ACCOUNT. Each Party is acquiring the Securities purchased hereunder, for his or its own account for investment, not as a nominee for any other Person, and not with a present view towards the resale, transfer or distribution thereof.

                  (20 OFFERING EXEMPTION. Each Party understands that the Securities have not been registered under the Securities Act, nor qualified under any foreign or state securities laws, and that the Securities are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations of each Party contained herein.

                  (30 INVESTOR STATUS. Each Party hereby represents and warrants to the Corporation that he/it either (i) is an Accredited Investor, or
(ii) is a sophisticated investor within the meaning of Rule 506(b)(2)(ii) of the Commission. Each Party agrees to provide such evidence of his/its accredited or sophisticated status to the Corporation as it may reasonably require.

                  (40 LIMITATIONS ON DISPOSITION. Each Party recognizes that no public market exists for the Securities. No representation has been made to any Party that any such public market will exist in the future. Each Party understands that he/it must bear the economic risk of this investment indefinitely (i) unless the Securities are registered pursuant to the Securities Act or an exemption from such registration is available, and (ii) unless the disposition of the Securities is qualified under applicable state securities laws or an exemption from such qualification is available. The Corporation has no present obligation of so registering or qualifying the Securities

                  (50 ACCESS TO CORPORATE DOCUMENTS. Each Party has had full opportunity to ask questions of the Corporation or GSLLC concerning the Corporation and GSLLC and the terms and conditions of the purchase of the Securities hereunder, and any such questions asked have been answered to each Parties' satisfaction. Each Party has relied solely on (i) the representations and warranties contained herein and to the other provisions of this Agreement and the Operative Documents, and (ii) each Party's own knowledge and experience in making a decision to purchase these Securities. Other than the representations and warranties in this Agreement and the Operative Documents, the Parties have received no other representations or warranties from the Corporation or any of its controlling persons, directors, officers, employees or agents.

                  (60 FINANCIAL STATEMENTS. Each Party has received, reviewed and is familiar with the Financial Statements of GSLLC provided in EXHIBIT 5.1.11.

          5.2.8 FULL DISCLOSURE. The representations and warranties of the Parties under this Agreement and all statements in all Schedules, Exhibits or Operative Documents delivered or to be delivered hereunder by the Parties are, or when delivered will be, true and complete in all material respects and do not, or will not, contain any untrue statement of a material fact or omit to state a material fact necessary to be stated therein to make the statements not misleading under the circumstances under which they were or are made. The representations and warranties contained in this Agreement shall not be affected or deemed waived by reason of the fact that any Party, the Corporation, GSLLC, or any of its or their representatives and agents should have known that any such representation or warranty is or might be inaccurate in any respect.

                                    ARTICLE 6

                              PRE-CLOSING COVENANTS

     Unless otherwise provided in this Article 6, from the date hereof and until the Closing, the Corporation and GSLLC jointly agree as follows:

     6.1 ACCESS TO PROPERTIES AND RECORDS. To assist each of the Parties in evaluating its investment in the Corporation hereunder and the risks attendant thereto, GSLLC and the Corporation shall afford to the directors, members, managers, partners, officers, employees, attorneys, accountants and other authorized representatives of the Parties, free and full access upon reasonable notice and during normal business hours to all books, records and financial statements of GSLLC and the Corporation as may reasonably be necessary for each of the Parties to investigate the business, properties and affairs of GSLLC and the Corporation.

     6.2 ADDITIONAL DISCLOSURE. From time to time, GSLLC and the Corporation will deliver or cause to be delivered to the Parties, and the Parties will deliver or cause to be delivered to GSLLC and the Corporation, supplemental information concerning events subsequent to the date hereof which would render any statement, representation or warranty made in this Agreement or any information contained in a Schedule required by this Agreement inaccurate or incomplete in any material respect. No supplement to or amendment of any Schedule made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the Parties or the Corporation, respectively, specifically agrees thereto in writing.

     6.3 CONDUCT OF BUSINESS. Except as otherwise expressly permitted by this Agreement or as otherwise consented to by each of the Parties in writing, the Corporation and GSLLC shall:

          6.3.1 carry on its business in the ordinary course, consistent with past practices and in substantially the same manner as heretofore conducted; use commercially reasonable best efforts to maintain its business in its current condition; preserve its relationships with customers, suppliers and others having business dealings with GSLLC and the Corporation; and take all steps reasonably necessary to maintain the assets of GSLLC and the Corporation;

          6.3.2 not sell, assign, license, dispose of, or transfer any of the assets of GSLLC or the Corporation other than in the ordinary course of business;

          6.3.3 not incur any liabilities or obligations (including liabilities with respect to indebtedness, capital leases or guarantees thereof) other than in the ordinary course of business;

          6.3.4 not issue (or commit to issue) any capital stock of the Corporation or membership interest in GSLLC other than the membership interests which may be issued pursuant to the Convertible Promissory Note; and

          6.3.5 not take any action or omit to take any action that would cause any of the representations or warranties contained herein of GSLLC or the Corporation not to be true and correct at any time between the date hereof and the Closing Date.

     6.4 PRE-CLOSING ACTION. As promptly as practicable, GSLLC and the Corporation will: (i) use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date; (ii) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by GSLLC or the Corporation pursuant to Applicable Law in connection with this Agreement, the sale and transfer of the Securities pursuant hereto and the consummation of the other transactions contemplated hereby; and (iii) use all commercially reasonable efforts to obtain, or cause to be obtained, all consents necessary to be obtained by them in order to consummate the transactions contemplated pursuant to this Agreement.

                                    ARTICLE 7

                             POST-CLOSING COVENANTS

     7.1  PUBLIC ANNOUNCEMENTS.

     Except as required by Applicable Law, neither the Corporation nor the Parties shall make any announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties hereto, which consent may be withheld in the sole and absolute discretion of any Party.

     7.2  FURTHER ASSURANCES.

          7.2.1 Following the Closing, the Corporation shall from time to time execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Parties, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.
          7.2.2 Following the Closing, the Parties shall from time to time execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Corporation, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

                                    ARTICLE 8

                 CONDITIONS TO OBLIGATIONS OF THE PARTIES

     8.1 CONDITIONS TO OBLIGATIONS OF THE PARTIES. Each and every obligation of the Parties under this Agreement to be performed at or before the Closing shall be subject to the satisfaction (or the written waiver), at or before the Closing, of the following conditions:

          8.1.1 MERGER OF GSLLC. GSLLC and the Corporation shall have entered into a Plan and Agreement of Merger and Articles of Merger substantially in the form of EXHIBIT 8.1.1, pursuant to which GSLLC shall at Closing merge with and into the Corporation with the Corporation being the surviving entity. No securities in the Corporation shall be issued to any party as a result of the merger.

          8.1.2 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of GSLLC and the Corporation contained in Article 5 hereof that are qualified as to materiality shall be true and accurate in all respects, and the representations and warranties of GSLLC and the Corporation contained in Article 5 that are not qualified as to materiality shall be true and accurate in all material respects, in each case as of the Closing Date as though such representations and warranties were made on or as of such date.

          8.1.3 PERFORMANCE OF COVENANTS. GSLLC and the Corporation shall have performed and complied in all respects with each and every covenant, agreement and condition required to be performed or complied with by it prior to or at the Closing.

          8.1.4 EXISTENCE AND CONSUMMATION OF INTERDEPENDENT TRANSACTIONS. Each Party shall have received each of the Deliverables provided in Article 4. Every one of the Operative Documents and each of the Deliverables provided in Article 4 shall have been executed, shall be in full force and effect and binding, and shall be closed simultaneously with the Closing of this Agreement. All such documents delivered shall be in form and substance satisfactory to the Parties and their respective counsel.

          8.1.5 CONTRACTS. The ordinance adopted by the City Council of the City of Kansas City, Missouri approving the Services Contract denominating GSLLC as a Program Project Management Application Services Provider among and between GSLLC and the City of Kansas City, Missouri, Information Technology Department is attached hereto as EXHIBIT 8.1.5, and such Services Contract is in full force and effect and binding upon each of the parties thereto.

          8.1.6 ABSENCE OF CHALLENGE. No order of any Governmental Authority shall be in effect which enjoins, restrains or prohibits the transactions contemplated hereby, and no suit, action, investigation, inquiry or other proceeding by any Governmental Authority or other Person shall have been instituted or threatened by any Governmental Authority which questions the validity or legality of, or seeks to otherwise restrain, the transactions contemplated hereby or seeks to impose any liability on the Parties as a result of the transactions contemplated hereby.

          8.1.7 APPROVALS AND CONSENTS. All consents and approvals, or disapprovals within applicable time periods, of any Governmental Authority, and all approvals of any other Persons, the granting or absence of which is necessary for the consummation of the transactions contemplated by this Agreement and the Operative Documents, shall have been obtained or, in the case of such disapprovals, shall be absent.

          8.1.8 NO MATERIAL ADVERSE CHANGE. There shall not have been any Material Adverse Change in the ability of GSLLC or the Corporation to perform its obligations pursuant to this Agreement and the other Operative Documents hereunder, or in the business, results of that operation or financial condition of GSLLC on the Corporation.

          8.1.9 CERTIFIED RESOLUTIONS AND OTHER CORPORATE DOCUMENTS. The Corporation shall have furnished the Parties with the following: (i) a certified copy of the resolutions duly adopted by the Board of Directors and, as required, the Shareholders of the Corporation authorizing and approving the execution, delivery and performance of this Agreement and the other Operative Documents, pursuant to this Agreement and the consummation of the other transactions contemplated hereby and thereby; (ii) the Certificate of Incorporation, certified by the Secretary of State of the State of Delaware; (iii) a certificate of good standing for the Corporation from the Secretary of State of Delaware, as of a recent date; (iv) a Certificate of Merger from the Secretary of State of the State of Delaware evidencing the merger of GSLLC with and into the Corporation; and (v) a copy of the By-Laws of the Corporation as in effect on the Closing Date, certified by the Secretary of the Corporation.

          8.1.10 OPINION OF COUNSEL. The Parties shall have received the opinion, dated the Closing Date, of Shughart Thompson & Kilroy, PC counsel for GSLLC and the Corporation, substantially in the form of EXHIBIT 8.1.10 hereto.

     8.2 CONDITIONS TO OBLIGATIONS OF GSLLC AND THE CORPORATION. Each and every obligation of GSLLC and the Corporation under this Agreement to be performed at or before the Closing shall be subject to the satisfaction (or the written waiver), at or before the Closing, of the following conditions:

          8.2.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of each of the Parties contained in this Agreement that are qualified as to materiality shall be true and accurate in all respects and the representations and warranties of the Parties contained in this Agreement that are not qualified as to materiality shall be true and accurate in all material respects, in each case as of the Closing Date as though such representations and warranties were made on or as of such date.

          8.2.2 PERFORMANCE OF COVENANTS. The Parties shall have performed and complied in all respects with each and every covenant, agreement and condition required by this Agreement to be performed or complied with by it prior to or at the Closing.

          8.2.3 EXISTENCE AND CONSUMMATION OF INTERDEPENDENT TRANSACTIONS. The Corporation shall have received the Purchase Price from the Parties and each of the Deliverables provided in Article 4. Each and every one of the Deliverables and the Operative Documents described in Article 4 shall have been executed, shall be in full force and binding, and shall be closed simultaneously with the Closing of this Agreement. All such documents delivered shall be in form and substance satisfactory to the Corporation and its counsel.

          8.2.4 ABSENCE OF CHALLENGE. No order of any Governmental Authority or other Person shall be in effect which enjoins, restrains or prohibits the transactions contemplated hereby, and no suit, action, investigation, inquiry or other proceeding by any Governmental Authority or other Person shall have been instituted or threatened by any Governmental Authority or other Person which questions the validity or legality of, or seeks to otherwise restrain, the transactions contemplated hereby or seeks to impose any liability on GSLLC or the Corporation as a result of the transactions contemplated hereby.

          8.2.5 APPROVALS AND CONSENTS. All consents and approvals, or disapprovals within applicable time periods, of any Governmental Authority, and all approvals of any other Persons, the granting or absence of which is necessary for the consummation of the transactions contemplated by this Agreement and the Operative Documents, shall have been obtained or, in the case of such disapprovals, shall be absent.

          8.2.6 CERTIFIED RESOLUTIONS AND OTHER CORPORATE OR COMPANY DOCUMENTS. Each Party that is an Entity shall have furnished the Corporation with the following: (i) a certified copy of the resolutions duly adopted by its Board of Directors, Manager(s), or Partners and, as required, the Stockholders of a corporation, the General Partner of a limited partnership or the Members of a limited liability company, authorizing and approving the execution, delivery and performance of this Agreement and the other Operative Documents, pursuant to this Agreement and the consummation of the transactions contemplated hereby and thereby; and (ii) a certificate of good standing for the Entity from the Secretary of State of the state of his/its organization, as of a recent date.

          8.2.7 NO MATERIAL ADVERSE CHANGE. There shall not have been any Material Adverse Change in the ability of any of the Parties to perform his/its obligations pursuant to this Agreement and the other Operative Documents hereunder.

          8.2.8 OPINION OF COUNSEL. The Corporation shall have received the opinion, dated as of the Closing Date, of Shook Hardy & Bacon L.L.P., counsel for Torotel, substantially in the form of EXHIBIT 8.2.8 hereto.

          8.2.9 OPINION OF COUNSEL. The Corporation shall have received the opinion, dated as of the Closing Date, of Kutak Rock, LLP counsel for SRG, substantially in the form of EXHIBIT 8.2.9 hereto.

          8.2.10 OPINION OF COUNSEL. The Corporation shall have received the opinion, dated as of the Closing Date, of Ervin, Cohen & Jessup, LLP, counsel for Caloyeras Trust and Caloyeras Partnership substantially in the form of
EXHIBIT 8.2.10 hereto.

     8.3 ACCESSION BY THE IRA BANK. Notwithstanding any other provision of this Agreement, and except if Brown waives the conditions and provisions of this
Section 8.3 and directly purchases Common Stock in accordance with the terms hereof on or before 5:00 PM, Wednesday, April 10, 2002, the parties agree as follows, and upon accession by the IRA Bank, the IRA Bank agrees as follows:

          8.3.1 The obligations of Brown and the IRA Bank under this Agreement shall be subject to Brown, on or before 5:00 PM, Wednesday, April 10, 2002, procuring (i) the execution and delivery of this Agreement by the IRA Bank or
(ii) documentation reasonably acceptable to the Corporation, including without limitation the adoption by the IRA Bank of this Agreement and becoming a Party hereto (the "IRA Bank Accession").

          8.3.2 Within two (2) business days after the IRA Bank Accession, the IRA Bank shall make payment of Two Hundred Fifty Thousand Dollars ($250,000) to the Corporation in immediately available funds. Within two (2) business days after receipt of such payment, the Corporation shall issue to the IRA Bank a stock certificate (titled in the name of the IRA Bank "for the benefit of James
A. Brown IRA") for 1,000,000 shares of Common Stock as provided in Section 4.4.4 hereof.

          8.3.3 If the IRA Bank Accession has not been procured and such payment has not been tendered by the IRA Bank or Brown to the Corporation within such time requirements, the following documents shall be deemed to be void AB INITIO solely with respect to Brown as if such documents had never been executed by Brown: (i) this Agreement, (ii) that certain Shareholder Agreement of even date herewith (the "Shareholder Agreement"), and (iii) that certain Registration Rights Agreement of even date herewith (the "Registration Rights Agreement"). Then all Parties hereto agree that Brown shall cease to be a Party to this Agreement and the Shareholder Agreement. The Parties further agree that Brown's withdrawal from this Agreement and the Shareholder Agreement will be considered as if Brown had never been a Party to said Agreements and Brown and the Party's, individually and collectively, shall have no liability to each other for Brown's failure to fulfill his obligations under Section 4.3.4. The Parties agree further that Brown's cessation will not be a default under this Agreement or the Shareholder Agreement and that the delivery of the Brown Deliverables shall not be considered a condition to the other parties obligations and liabilities hereunder.

          8.3.4 The IRA Bank undertakes and agrees not to directly or indirectly sell, assign, hypothecate, transfer, pledge, mortgage, gift or in any other way encumber or dispose of the Common Stock held by the IRA Bank for Brown, except as (i) expressly directed in writing by Brown, and (ii) in accordance with the applicable provisions of the Shareholder Agreement and the Registration Rights Agreement. By executing this Agreement, the IRA Bank acknowledges receipt of copies of the Shareholder Agreement and the Registration Rights Agreement, and agrees to be bound thereby.

          8.3.5 The IRA Bank acknowledges and agrees that Brown shall have the sole right and discretion to exercise all rights (including without limitation the exercise of the voting rights of such Common Stock by irrevocable proxy which shall be coupled with a legal interest), and shall have the sole obligation to perform all obligations, under this Agreement and such

Shareholder Agreement and Registration Rights Agreement, except for rights and obligations related to the legal title of the Common Stock held by the IRA Bank for Brown.

                                    ARTICLE 9

                           TERMINATION AND ABANDONMENT

     9.1 TERMINATION. This Agreement may be terminated and the transactions herein contemplated may be abandoned at any time prior to or at the Closing:

          9.1.1  by mutual consent of the Corporation and each of the Parties;

          9.1.2 by any of the non-breaching Parties or the Corporation, if there has been a material misrepresentation or a material breach of a warranty or covenant herein on the part of the other parties hereto;

          9.1.3 by any of the Parties or the Corporation if any event occurs after the date hereof which results in a Material Adverse Change; or

          9.1.4 by any of the Parties or the Corporation, on or after March 28, 2002, if any of the conditions to their obligations specified in Sections 8.1 and 8.2, respectively, have not been satisfied.

     9.2  EFFECT OF TERMINATION. If this Agreement is terminated pursuant to
Section 9.1.1, the respective obligations of the Parties and the Corporation under Sections 11.4 and 11.6 shall continue, but all further obligations of the Corporation and the Parties under this Agreement shall terminate without further liability of the Corporation or the Parties. If this Agreement is terminated for any other reason, then the respective obligations of the Parties and the Corporation under Sections 11.4 and 11.6 shall continue, but each Party and the Corporation shall be entitled to any and all of their respective remedies at law or in equity.

                                   ARTICLE 10

                                 INDEMNIFICATION

     10.1 INDEMNIFICATION BY TOROTEL, CALOYERAS TRUST, CALOYERAS PARTNERSHIP AND BROWN. Each of Torotel, Caloyeras Trust, Caloyeras Partnership and Brown (collectively "New Parties"), severally, but not jointly, shall indemnify, defend and save harmless the Corporation and its successors and assigns from, against, for and in respect of any and all damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees) arising in connection with or resulting from (i) any breach of any representation or warranty made by such New Party in the Agreement (but not for other New Parties), or (ii) the breach of any covenant or agreement by such New Party in the Agreement (but not for other New Parties) or in any document delivered by such New Party pursuant to the Agreement; provided however, that the Corporation shall not be entitled to recover from any of the New Parties pursuant to this Section 10.1 until the aggregate amount of any liability, loss or damage exceeds the sum of $50,000 ("Liability Threshold"), at which time the Corporation shall be entitled only to recover an aggregate amount for liabilities, losses and damages in excess of the Liability Threshold; PROVIDED, FURTHER, that the aggregate amount of all liability, loss or damage hereunder shall not exceed the following amounts for each of such New Parties (this amount shall be in addition to their contributions to the Corporation under the Agreement):

                    Brown                     $  250,000
                    Caloyeras Trust           $  250,000
                    Caloyeras Partnership     $  750,000
                    Torotel                   $1 million;

The New Parties shall have the option to fully satisfy their indemnity obligations hereunder by (i) cash in the amount of a proper indemnity claim, or
(ii) surrender a portion of such New Party's Common Stock to the Corporation, which shall be credited against a proper indemnity claim for a price of $.25 per share, or (iii) surrender of all of such New Party's Common Stock to the Corporation, which shall be deemed for all purposes hereunder to be full and complete satisfaction of all of such New Party's obligations under this Section 10.1, whereupon such New Party shall be released of all further obligations hereunder.

     10.2 INDEMNIFICATION BY SRG, GSWG AND GSIG.

          10.2.1 Each of SRG, GSWG and GSIG (the "Indemnitors") shall indemnify, defend and save harmless the Corporation and its successors and assigns, from, against, for and in respect of any damages, losses, liabilities, costs and expenses (including reasonable attorneys' fees), arising in connection with or resulting from: (i) any breach of any representation or warranty made by such Indemnitors in Section 5.1 of the Agreement which indemnity shall be the joint and several liability of the Indemnitors under this subsection (i), or (ii) the breach of any other representation, covenant or agreement by an Indemnitor in the Agreement or in any document delivered by an Indemnitor pursuant to the Agreement (but not for the other Indemnitors); PROVIDED, HOWEVER, that such indemnity obligations for each Indemnitor shall be limited by the Liability Threshold provision of Section 10.1 hereof; PROVIDED, FURTHER, that the Liability Threshold shall not apply to breaches of representations, warranties and covenants regarding tax matters under Section 5.1.17, employee benefits under Section 5.1.21, ERISA under Section 5.1.21, or title to Membership Interests and Purchased Shares.

          10.2.2 Each of the Indemnitors agree and acknowledge that in the event of any damages, losses or liabilities in the aggregate of $1,000,000 or less, the Indemnitors shall pay the difference between the Liability Threshold and the $1,000,000 to the Corporation. In the event the amount of the claim for indemnity is more than an aggregate of $1,000,000, the Indemnitors agree and acknowledge that, if requested by one or more of the New Parties, the Indemnitors shall purchase all, but not less than all, the Common Stock of the requesting New Parties for a price of twenty-five cents ($.25) per share, which shall be the sole remedy of the New Parties and the Corporation, and upon the purchase of such shares in accordance with this section, the Indemnitors shall be fully and finally released from any and all liabilities for indemnification hereunder.

          10.2.3 Notwithstanding anything said herein to the contrary in no event shall the aggregate liability of all Indemnitors exceed the Purchase Price.

     10.3 The parties hereto agree that any individual claim for indemnification in the amount of $2,500 or less shall be considered DE MINIMIS and shall not be subject to and included in any Liability Threshold; and no party shall be liable for any such DE MINIMIS amount.

     10.4 The representations, warranties, covenants and agreements set forth in this Agreement and in any certificate or instrument delivered in connection herewith shall survive the Closing for a period of two (2) years; provided, however, that as to any claims brought within said two (2) years period, the same shall survive until the final and non-appealable resolution thereof; provided, further, that the representations, warranties and covenants regarding tax matters under Section 5.1.17, compliance with laws (including environmental laws under Section 5.1.17), employee benefits and ERISA under Section 5.1.21, and title to the Membership Interests and Purchased Shares shall survive until the end of any applicable statute of limitations.

     10.5 NOTICE AND DEFENSE OF CLAIMS. The obligations and liabilities of each indemnifying party hereunder shall be subject to the following terms and conditions:

          10.5.1 NOTICE. The indemnified party shall use its best efforts to give prompt written notice to the indemnifying party of any claim or event known to it which does or may give rise to a claim by the indemnified party against the indemnifying party based on this Agreement, stating the nature and basis of said claims or events and the amounts thereof, to the extent known. Such notice shall be given in accordance with Section 11.5

          10.5.2 DEFENSE OF CLAIMS OR ACTIONS.

                 (1) In the event any claim, action, suit or proceeding is made or brought by third parties, with respect to which a party may be entitled to indemnity hereunder, the indemnified parties shall give written notice of such claim, action, suit or proceeding and a copy of the claim, process and all legal pleadings with respect thereto to the indemnifying party within ten (10) business days of being served with such claim, process or legal pleading. Such notice shall not be a condition precedent to any liability of the indemnifying party under this Agreement unless the failure to give such notice prejudices the indemnifying party.

                 (2) The indemnifying party shall have the right to assume the defense of any such claim or action. If the indemnifying party wishes to assume the defense of such claim or action, such assumption shall be evidenced by written notice to the indemnified parties. After such notice, the indemnifying party shall engage independent legal counsel of reputable standing selected by it, and reasonably acceptable to the indemnified party, to assume the defense. Neither party may contest, pay, settle or compromise any such claim or action unless it first obtains the consent of the other, which shall not be unreasonably withheld. If the indemnifying party assumes the defense of any such claim, action, suit or proceeding, the indemnified parties shall have the right to employ their own counsel, at their own expense, and if the indemnified parties shall have reasonably concluded and specifically notified the indemnifying party either that there may be specific defenses available to them which are different from or additional to those available to the indemnifying party or that such claim, action, suit or proceeding involves or could have an adverse effect upon them with respect to matters beyond the scope of the indemnity provided hereunder, then the counsel representing them, to the extent made necessary by such defenses, shall have the right to direct such defenses of such claim, action, suit or proceeding in its behalf.

                 (3) In the event that the indemnifying party shall have failed, after the lapse of a reasonable time after written notice to it of such suit, to take action to defend such claim or action, the indemnified parties may engage independent counsel of reputable standing selected by them to assume the defense and to charge the indemnifying party with the reasonable costs of such defense, including reasonable attorneys' fees, and may contest, pay, settle or compromise any such claim or action on such terms and conditions as the indemnified parties reasonably may determine, after notifying, but without consulting, the indemnifying parties.

                 (4) The indemnified parties and the indemnifying party shall cooperate in good faith in connection with such defense and all such parties shall have the right to employ their own counsel, but, except as provided above, the fees and expenses of their counsel shall be at their own expense. The indemnified parties or the indemnifying party, as the case may be, shall be kept fully informed of such claim, action, suit or proceeding at all stages thereof whether or not they are represented by their own counsel. Where counsel has been selected by the indemnifying party or by the indemnified parties pursuant hereto, the indemnifying party or the indemnified parties, as the case may be, shall be entitled to rely upon the advice of such counsel in the conduct of the defense, and no indemnifying party shall be relieved of liability hereunder by reason of such reliance on the defense conducted by such counsel.

     10.6 CONFIDENTIALITY. The parties agree to cooperate in such a manner as to preserve in full the confidentiality of all confidential business records and the attorney-client and work product privileges. In connection therewith, each party agrees that (i) it will use its best efforts, in any action, suit or proceeding in which it has assumed or participated in the defense, to avoid production of confidential business records and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any action, suit or proceeding shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

     10.7 SOLE REMEDY. The indemnification obligations under this Section 10.7 shall be the sole and exclusive remedy of the parties for monetary damages with respect to any breach of any representation, warranty, covenant or agreement made under this Agreement by any party hereto, except that nothing contained herein shall be construed as limiting or impairing any of the rights and remedies that any of the parties hereto may have at equity to injunctive relief or for specific performance.

                                   ARTICLE 11

                            MISCELLANEOUS PROVISIONS

     11.1 TRANSFER TAXES. The Corporation shall pay all sales, transfer and like taxes, if any, required to be paid in connection with the issuance and sale of the Securities. Notwithstanding the foregoing, each party hereto shall bear the cost of all Taxes incurred by such party with respect to income.

     11.2 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified and supplemented by mutual consent of the parties hereto, with respect to any of the terms contained herein, in such manner as may be agreed upon in writing by all of the parties hereto. This Agreement is not subject to amendment by course of conduct.

     11.3 WAIVER. Any failure of any party to comply with any obligation, covenant, agreement or condition herein may be expressly waived, in writing, by the other party or parties, as the case may be. Such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

     11.4 EXPENSE. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     11.5 NOTICES. All notices, consents, approvals, or other communications hereunder shall be in writing and shall be deemed validly given if sent or delivered by a means acceptable under this Section 11.5 to the Person or Persons entitled to receive the same as set forth on SCHEDULE 11.5.

          Any notice, consent, approval and other communication shall be deemed given and received as follows:

          11.5.1 PERSONAL DELIVERY. When personally delivered to the recipient, notice is effective on delivery.

          11.5.2 ELECTRONIC MAIL. When sent via electronic mail, notice is effective on receipt, provided that the receiving Party delivers a confirmation of receipt by any means acceptable hereunder.

          11.5.3 FACSIMILE TRANSMISSION. When sent by facsimile to the last facsimile number of the recipient known to the Party giving notice, notice is effective on receipt, provided that (a) a duplicate copy of the notice is promptly given by first-class or certified mail, or (b) the receiving Party delivers a written confirmation of receipt. Any notice given by facsimile shall be deemed received on the next business day if it is received after 5:00 p.m. (recipient's time) or on a non-business day.

          11.5.4 US POST COURIER SERVICE. When sent via US Post Courier Service, notice is effective upon receipt, if delivery is confirmed by US Post Courier Service.

          11.5.5 FIRST-CLASS MAIL. When mailed first-class to the last address of the recipient known to the Party giving notice, notice is effective three (3) mail days after deposit in a United States Postal Service office or mailbox.

          11.5.6 CERTIFIED MAIL. When mailed certified mail, return receipt requested, notice is effective on receipt, if delivery is confirmed by a return receipt.

          11.5.7 OVERNIGHT DELIVERY. When delivered by private overnight delivery service such as Federal Express, Airborne, United Parcel Service, or DHL Worldwide Express, charges pre-paid or charged to the sender's account, notice is effective on delivery, if delivery is confirmed by the delivery service.

     11.6 CONFIDENTIALITY. GSLLC, the Corporation, and each of the Parties shall keep the contents of this Agreement and the Schedules hereto, the other Operative Documents and all other documents and information relating hereto and thereto, or furnished or acquired pursuant to or in connection with, this Agreement and the Schedules hereto and the other Operative Documents, or the transactions contemplated hereby or thereby, confidential; provided, however, that any party may disclose such information to (i) its parent, subsidiaries, Affiliates, directors, officers, employees, its counsel, accountants and auditors, in any case, as and to the extent necessary to enable them to perform their respective services to such party, so long as such Person is informed by the disclosing party of the confidential nature of the information so disclosed, and (ii) any Governmental Authority as and to the extent required by Applicable Law; provided, however, that, in connection with such disclosure, the disclosing party shall inform the other parties of such disclosure and shall take all reasonable available measures to protect the confidentiality of such disclosed information.

     11.7 ASSIGNMENT. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of each of the other parties.

     11.8 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Kansas (without giving effect to its principles of conflict of laws).

     11.9 HEADINGS. The headings of the Articles and Sections of this Agreement are for convenience only and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

     11.10 ENTIRE AGREEMENT. This Agreement, including all Exhibits, Schedules and Operative Documents attached hereto represents the entire understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including the letter agreements, memoranda of understanding or similar documents.

     11.11 COUNTERPARTS. This Agreement may be signed in counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures on documents delivered by electronic facsimile shall be given the same effect as original signatures.

     11.12 SEVERABILITY. If any provision of this Agreement or the application thereof to any party shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

     11.13 ARBITRATION. Any controversy, dispute or claim arising out of, in connection with or in relation to the interpretation, performance or breach of this Agreement or any Operative Document, or any amount due hereunder or thereunder, shall be settled by arbitration. Any arbitration pursuant to this Agreement shall be conducted in Overland Park, Kansas and in accordance with the then existing Rules for Commercial Arbitration of the American Arbitration Association. Discovery under any arbitration proceeding shall be governed by the Federal Rules of Civil Procedure. The claimant or party initiating any arbitration under this Agreement shall, at his/its sole discretion, select one
(1) arbitrator, and the person(s) against whom the claimant is initiating the arbitration proceeds shall select, in his/its/their discretion, one (1) arbitrator. The two (2) arbitrators so selected shall then select a third arbitrator to preside over the arbitration proceedings. Any arbitration award shall be final and binding. Any judgment upon any interim or final award rendered by the arbitrator may be entered by any state or federal court having jurisdiction thereof. The parties intend that any agreement pursuant hereto subject to arbitration be valid, enforceable and irrevocable. The non-prevailing party in such arbitration shall bear all costs and expenses (including expert witness and attorneys' fees) of each party in investigating, preparing and pursuing such arbitration claim unless the arbitrator determines otherwise. Nothing in this Agreement shall be interpreted to limit any party's right to pursue preliminary or provisional equitable relief pending the arbitration award, including specific performance or a temporary restraining order or preliminary injunctive relief in a court of competent jurisdiction.

                            [Signature Pages Follow]

                       THIS PAGE INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                                            GSIG, LLC

                                            By: /s/ Wayne A. Abrams
                                               ---------------------------------
                                            Name:
                                            Title:

                                            GSWG, LLC

                                            By: /s/ Joe G. Abrams
                                               ---------------------------------
                                            Name:
                                            Title:

                                            SPENCER REED GROUP, INC.

                                            By: /s/ William T. Solon
                                               ---------------------------------
                                            Name:
                                            Title:

                                             /s/ James A. Brown
                                            ------------------------------------
                                            James A. Brown

                                            CALOYERAS 1982 REVOCABLE TRUST

                                            By: /s/ Peter B. Caloyeras
                                               ---------------------------------
                                                Peter B. Caloyeras, Trustee

                                            CALOYERAS FAMILY PARTNERSHIP

                                            By: /s/ Peter B. Caloyeras
                                               ---------------------------------
                                                General Partner

                                              /s/ Wayne A. Abrams
                                            ------------------------------------
                                            Wayne A. Abrams


                                             /s/ Joe G. Abrams
                                            ------------------------------------
                                            Joe G. Abrams

                                            GOVERNANCE SOLUTIONS, LLC

                                            By: /s/ Wayne A. Abrams
                                               ---------------------------------
                                            Name:
                                            Title:

                                            TOROTEL INC.

                                            By: /s/ Dale H. Sizemore
                                               ---------------------------------
                                            Name:
                                            Title:

                                            APEX INNOVATIONS, INC.

                                            By: /s/ Wayne A. Abrams
                                               ---------------------------------
                                            Name:
                                            Title:

The "IRA Bank," joining as a party to this Agreement solely for the limited purposes of Section 8.3 hereof:

                             Name of Institution
                                                --------------------------------
                             For the benefit of James A. Brown Individual
                             Retirement Account

                             By:
                                ------------------------------------------------
                             Name:
                             Title:
                             Date:
                                  ------------------------

                                    EXHIBITS
                                    --------

        Certificate of Incorporation                                2.1

        Loan Agreement                                              3.1

        Promissory Note from Wayne A. Abrams                        3.7

        Promissory Note from Joe G. Abrams                          3.8

        Shareholder Agreement                                       4.3.1(d)

        Apex Stock Purchase Agreement                               4.3.3(c)

        WAA Earnout Promissory Note                                 4.3.3(d)

        JGA Earnout Promissory Note                                 4.3.3(e)

        Note Pledge Agreement from WAA                              4.3.7(b)

        Note Pledge Agreement from JGA                              4.3.8(b)

        Plan of Merger/Articles of Merger                           8.1.1

        Program Project Management Application
        Services Provider Services Contract between
        City of Kansas City, Missouri, Information
        Technology Department and Governance
        Selections, LLC                                             8.1.5

        Shughart Thomson & Kilroy, P.C. Opinion                     8.1.10

        Shook Hardy & Bacon LLP Opinion                             8.2.8

        Kutak Rock, LLP Opinion                                     8.2.9

        Ervin, Cohen & Jessup, LLP Opinion                          8.2.10

                                    SCHEDULES
                                    ---------

        Financial Statements                                        5.1.11

        Undisclosed Liabilities                                     5.1.13

        Claims and Proceedings                                      5.1.14

        Insurance                                                   5.1.15

        Intellectual Property                                       5.1.19

        Material Contracts                                          5.1.20

        Employee Benefit Plans                                      5.1.21

        Liens and Title to Assets                                   5.1.22

        Lease Defaults                                              5.1.23

        Required Consents                                           5.2.3

        Notification Information                                    11.5

                                  SCHEDULE 11.5

The following information will be valid for purposes of notices under this Agreement until a Party notifies the Corporation and the other Parties of any changes thereto.

               If to the Corporation, to:

                            Wayne A. Abrams
                            800 W. 47th Street, Suite 300
                            Kansas City, Missouri 64112
                            Attention: Wayne A. Abrams
                            Fax:  (816) 753-7729
                            Email: wayne.abrams@apexvision.com


               If to GSIG, LLC

                            GSIG, LLC
                            6951 Hallet
                            Shawnee, KS 66216
                            Attention: Wayne A. Abrams
                            Email:  wayne.abrams@apexvision.com

               If to GSWG, LLC

                            GSWG, LLC
                            6720 Halsey
                            Shawnee, KS 66216
                            Attention: Joe G. Abrams
                            Email:  joe.abrams@apexvision.com

               If to GSLLC

                            Governance Solutions, LLC
                            800 W. 47th Street, Suite 300
                            Kansas City, Missouri 64112
                            Attention: Wayne A. Abrams
                            Fax:  (816) 753-7729
                            Email: wayne.abrams@apexvision.com
                     in each case with copies to:

                            Shughart Thompson & Kilroy, PC
                            120 West 12th Street
                            Kansas City, Missouri 64105
                            Attention: Steven H. Goodman, Esq.
                            Fax: 816-374-0509
                            Email: sgoodman@stklaw.com

               If to Spencer Reed Group

                            Spencer Reed Group
                            6900 College Boulevard, Suite 1
                            Overland Park, KS 66211
                            Attention:  William T. Solon, President
                            Fax:  913-234-0102
                            email:  bill.solon@spencerreed.com

                     with copies to:

                            Kutak Rock, LLP
                            200 Valencia Place
                            444 West 47th Street
                            Kansas City, MO 64112-1914
                            Attention:  Robert B. Keim
                            Fax:  (816) 960-0041
                            Email:  robert.keim@kutakrock.com

               If to Brown

                            James A. Brown
                            12213 Norwood Drive
                            Leawood, KS 66209
                            Fax:  (913) 438-2058
                            Email:  jabrown44@yahoo.com

                     with copies to:

                            Randall Pratt
                            214 S. Spring St
                            Independence, MO 64050
                            Fax: 816-461-6902
                            Email:  rpratt@prattlegal.com

               If to Caloyeras Trust

                            Caloyeras 1982 Revocable Trust
                            2041 West 139th Street
                            Gardena, CA 90249
                            Telephone:  (310) 527-8100
                            Telecopier:  (310) 527-8108
                            Email:  bpcaloyeras@magnetika.com

               If to Caloyeras Partnership

                            Caloyeras Family Partnership
                            2041 West 139th Street
                            Gardena, CA 90249
                            Telephone:  (310) 527-8100
                            Telecopier:  (310) 527-8108
                            Email:  bpcaloyeras@magnetika.com


                     in each case with copies to:

ERVIN, COHEN & JESSUP, LLP
                            9401 Wilshire Boulevard, 9th Floor
                            Beverly Hills, California  90212-2974
                            Attention:  Howard Z. Berman
                            Fax:  (310) 859-2325
                            Email:  hberman@ecjlaw.com

               If to WAA

                            Wayne A. Abrams
                            6951 Hallet
                            Shawnee, KS 66216
                            Email: wayne.abrams@apexvision.com

               If to JGA

                            Joe G. Abrams
                            6720 Halsey
                            Shawnee, KS 66216
                            Email: joe.abrams@apexvision.com
                     in each case with copies to:

                            Shughart Thompson & Kilroy, PC
                            120 West 12th Street
                            Kansas City, Missouri 64105
                            Attention: J. Harlan Stamper, Esq.
                            Fax: 816-374-0509
                            Email: jstamper@stklaw.com

               If to Torotel, to:

                            Torotel Inc.
                            13402 S. 71 Highway
                            Grandview, Missouri 64030-3104
                            Attention:  Dale H. Sizemore, Jr.
                            Fax: 816-763-2278
                            Email:  hsizemore@Torotelprod.com

                     with copies to:

                            Shook Hardy & Bacon LLP
                            1010 Grand, 5th Floor
                            Kansas City, Missouri 64106-0607
                            Attention:  Victoria Westerhaus
                            Fax: (816) 842-3190
                            Email: vwesterhaus@shb.com